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                                                             Exhibit 4.22
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                           PROMISSORY NOTE No 21102902
                                US$ 25,441,666.67

October 29/th/, 2001.


FOR VALUE RECEIVED, the undersigned, NEWARK FINANCIAL INC. (BVI), the "BORROWER", a company incorporated in British Virgin Islands, with offices at Vanterpoll Plaza, 2/nd/ Floor, Wickhams Cay I, Road Town, Tortola. - HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of BANCO ABC BRASIL S.A., CAYMAN ISLANDS BRANCH ("LENDER"), with offices at P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands -, or to any transferee on February 26, 2002, precisely the sum of US$ 25,441,666.67 (twenty five million, four hundred forty one thousand, six hundred sixty six United States Dollars and sixty seven cents), compound by the principal of US$ 25,000,000,00 (twenty five million United States Dollars), and interest of US$ 441,666.67 (four hundred forty one thousand, six hundred sixty six United States Dollars and sixty seven cents).

The BORROWER unconditionally promises to pay to LENDER interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the rate a of 5,30% Per annum. Interest shall be payable together with the principal on the maturity date of this Note; that is, on February 26, 2002.

If the principal amount of this Note is not paid in full when due, such unpaid principal amount shall carry interest from the due date thereof up to the date payment is received by LENDER or any transferee hereof (after as well as before judgment) at a rate of 5,30% per annum.

The BORROWER hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note.

1. PAYMENTS AND TRANSFERS

The BORROWER shall take or cause to be taken all necessary actions in order to make each payment under this Note not later than 12:00 p.m. (New York City time) on the date when it is due in lawful money of the United States of America (in freely transferable United States dollars) in same day funds to LENDER at its office or of any transferee of this Note hereafter selected and notified from time to time to the BORROWER at its office stated above. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day). If any payment to be made hereunder is due on a Saturday, Sunday or on a day on which banks are not open for business in New York, such payment shall be made on the next succeeding business day, being a banking day in New York.

This Note and the rights of LENDER with respect thereto can be transferred at any time without the BORROWER's consent. The BORROWER shall recognize any transferee of this Note as having acquired against the BORROWER all rights which the transferee in question would have had, if it had been the holder of this Note, in an aggregate principal amount equal to the principal amount of the relevant entry.

2. TAXES

All payments of principal and interest in respect of this Note shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within any country having power to tax, unless such withholding or deduction is required by law. In that event, the BORROWER shall pay such additional amounts as will result in receipt by LENDER of such amounts as would have been received by it had no such withholding or deduction been required.

3. REPRESENTATION AND WARRANTIES

The BORROWER hereby represents and warrants to LENDER that:

3.1. it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

3.2. the execution, delivery and performance by it of this Note are within its corporate powers, have been duty authorized by all corporate actions and do not contravene (i) its charter or by-laws, (ii) any law applicable to it, (iii) any order or judgment or any court of other agency of government applicable to it or any of its assets, or (iv) any contractual restriction binding on or affecting such party or any of its assets;

3.3. so long as this Note remains outstanding the BORROWER will not, and will procure that none of its Subsidiaries will, create or permit to subsist any security upon the whole or any part of their respective undertaking or assets, present or future (including any uncalled capital) to secure any of their respective Indebtedness, as defined in clause 4.2. below, without at the same time or prior thereto securing this Note equally and rateably therewith to the satisfaction of LENDER or providing such other security for this Note equally and rateably therewith to the satisfaction of LENDER or providing such other security for this Note as LENDER in its absolute discretion shall deem to be not materially less beneficial to it;

3.4. all government consents (if any) that are required to have obtained for the due execution, delivery and performance of this Note by it have been obtained and are in full force and effect;

3.5. this Note is the legal, valid and binding obligation of the BORROWER enforceable against it in accordance with its terms;




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3.6. there is no pending or, to its knowledge, threatened action or proceeding affecting it before any court, governmental agency or arbitrator which may materially adversely affect its financial conditions or operations or its ability to perform its obligations under this Note or which purports to affect the legality, validity or enforceability of this Note;
3.7. there has been no material adverse change in the financial condition of BORROWER or in BORROWER's ability to perform its obligations under this Note since BORROWER's last financial statements.

4. EVENTS OF DEFAULT

4.1. Each of the following events is an Event of Default (hereinafter an "Event of Default"):
4.1.1. the BORROWER shall fail to pay any amount payable hereunder when due;
4.1.2. any representation or warranty made by the BORROWER (or any of its officers) under or in connection with this Note shall prove to have been incorrect in any material respect when made;
4.1.3. the BORROWER (i) shall fail to pay when due any Indebtedness (as defined below) in respect of which the BORROWER is liable contingently or otherwise as obligor, guarantor or otherwise, which is outstanding in an amount of at least US$ 500,000.00 (or its equivalent in another currency), or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, if the effect of such failure is to accelerate or permit the acceleration of, the maturity of such indebtedness, or (iii) any such indebtedless shall otherwise be declared to be due and payable, or required to be prepaid prior to the stated maturity thereof;
4.1.4. any judgment or order for the payment of the money in excess of US$ 500,000.00 (or its equivalent in another currency) shall be rendered against the BORROWER and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
4.1.5. the BORROWER shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the BORROWER seeking to adjudicate it bankrupt or insolvent, of seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, provided that in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 15 days or any of the actions sought in such proceeding shall occur, or the BORROWER shall take any corporate action to authorize any of the actions set forth above in this subclause 4.1.5.;
4.1.6. judicial or administrative actions are taken to displace the management of the BORROWER and substitute it by trustees or receivers and any such action is not discharged within 15 days after notice thereof is given to the BORROWER,
4.2. "Indebtedness" means any indebtedness for moneys borrowed or raised which is payable in any currency.
4.3. If any Event of Default shall occur and be continuing, then LENDER may, by notice to the BORROWER, declare this Note and all other amounts payable hereunder to be forthwith due and payable whereupon this Note and all such amounts shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the BORROWER, provided, however, that if the Event of Default is one of the events contemplated in subclause 4.1.5. above, the Note and all other amounts payable hereunder shall automatically become and be due and payable.

5. COSTS AND EXPENSES

The BORROWER agrees to pay on demand all losses, costs and expenses, if any (including reasonable legal fees and expenses), in connection with the enforcement of this Note, including losses, costs and expenses sustained by LENDER as a result of a default hereunder.

6. CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES

6.1. The BORROWER hereby irrevocably submits to the jurisdiction of the courts of the State of New York or Brazil, at the choice of LENDER, over any action or proceeding arising out of or relating to this Note. The BORROWER hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and waives its right to trial by jury in any such action or proceeding. The BORROWER irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the BORROWER at its address at Alameda Santos, 1.357 - 6th floor - Sao Paulo - Brasil, attention Mr. Miguel Longo. The BORROWER agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
6.2. Nothing in this clause 6 shall affect the right of LENDER or its transferee to serve legal process in any other manner permitted by law or affect the right of the LENDER to bring any action or proceeding against the BORROWER or its property in the courts of any other jurisdictions.
6.3. The BORROWER hereto irrevocably agrees that the courts of the State of New York, United States of America, shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Note (respectively, "PROCEEDINGS" and "DISPUTES") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

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6.4. The BORROWER irrevocably waives any objection which might now or hereafter have to the courts of the State of New York, United States of America, being nominated as the forum to hear and determine any PROCEEDINGS and to settle any DISPUTES and agrees not to claim that any such court is not a convenient or appropriate forum.

6.5. The BORROWER agrees the process by which any PROCEEDINGS in the State of New York, United States of America, are begun may be served on it by being delivered to their registered offices for the time being. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

6.6. The submission to the jurisdiction of the courts of the Slate of New York, United States of America, shall not (and shall not be construed so as to) limit the right of LENDER to take PROCEEDINGS in any other court of competent jurisdiction, nor shall the taking of PROCEEDINGS in any one or more jurisdictions preclude taking of PROCEEDINGS in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

6.7. To the extent that the parties may in any jurisdiction claim for themselves or their assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to themselves or their assets such immunity (whether or not claimed), the parties agree not to claim and irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction.

6.8. It is hereby agreed, however, that the choice of the State of New York, United States of America jurisdiction shall not adversely affect the right of LENDER to collect or bring suit in Brazil, this Note. Therefore, BORROWER expressly agrees that in such case suits may be brought before the Courts of the City of Sao Paulo, State of Sao Paulo, Brazil. In such case, this Note shall be governed and construed by the laws of the Federative Republic of Brazil.

7. GOVERNING LAW

This Note shall be governed by and shall be construed in accordance with the laws of the State of New York, United States of America, with due regard to the provision of clause 6.

NEWARK FINANCIAL INC.



By:/s/ Raul Calfat                        By:/s/ Boris Gris
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Name:  Raul Calfat                        Name:  Boris Gris
Title:                                    Title:


Witnesses:     ------------------              ------------------
               Name:                           Name:




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                                 PER AVAL

     For value received, the undersigned, BANCO ABC BRASIL S.A. (the "GUARANTOR") hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the prompt payment in full when and as due of all amounts payable under this Promissory Note in accordance with its terms (whether upon maturity, acceleration or otherwise). The Guarantor hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Promissory Note and any requirement that the holder exhausts any right or takes any action against the maker of this Promissory Note. The obligations of the Guarantor are continuing, absolute and unconditional, irrespective of the genuineness, validity, irregularity, enforceability or value of this Promissory Note or of any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor all of which are hereby expressly waived. This guarantee shall be enforceable notwithstanding any legal limitation, disability, incapacity or other circumstance relating to the maker of this Promissory Note.





Per Aval:    _______________________        _______________________


                              BANCO ABC BRASIL S.A.


Witnesses:   _______________________        _______________________
             Name:                          Name:

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